EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 26, 2016

ALPHARETTA, GEORGIA. April 29, 2016 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.33 per share on the company’s common stock. The dividend will be payable on June 2, 2016 to shareholders of record as of close of business on May 13, 2016.

In addition, the Company announced that its 2016 Annual Meeting of Shareholders will be held on Thursday, May 26, 2016 at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Common shareholders of record as of end of business on March 31, 2016 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.